Exhibit 99.1

TEL 713.627.7474
FAX 713.626.3650
5151 San Felipe, Suite 800
Houston, Texas 77056

FOR IMMEDIATE RELEASE

Investor Relations

Contact:	Robert Whitlow
Email:	robert.whitlow@tpcgrp.com
Phone:	713-627-7474

Media Relations

Contact:	Sara Cronin
Email:	sara.cronin@tpcgrp.com
Phone:	713-627-7474

TPC GROUP ANNOUNCES APPOINTMENT OF NEW

SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

HOUSTON (Friday, June 4, 2010) – TPC Group (NASDAQ: TPCG) today announced that it has named Miguel A. Desdin to the position of Senior Vice President and Chief Financial Officer of the Company.

Mr. Desdin joins TPC Group with nearly twenty years of finance experience in the chemical industry. He has served in senior leadership roles with various companies, including Celanese Corporation, as Vice President and Controller, and with Great Lakes Chemical Corporation as Vice President and Treasurer. Most recently, Mr. Desdin served as Senior Vice President and Chief Financial Officer at Furmanite Corporation. During his combined tenure with these companies, Mr. Desdin’s responsibilities have included strategic planning and all finance-related functions, including accounting, treasury, financial planning and analysis, investor relations, and SEC reporting.

Mr. Desdin holds a Masters in Business Administration in Finance from the University of Pennsylvania, Wharton School and a Bachelor of Science in Industrial and Systems Engineering from the University of Florida.

“We are pleased to welcome Miguel to the TPC Group team,” said Charlie Shaver, President and CEO of TPC Group. “He brings a depth of both financial and operational experience and chemical industry knowledge to the Company, and will play an integral role in executing our strategic plan for growing the business. We believe he will be a strong addition to our senior management team and we look forward to his many contributions.”

About TPC Group

TPC Group Inc. is a leading producer of value-added products derived from niche petrochemical raw materials such as C4 hydrocarbons. The Company sells its products into a wide range of performance, specialty and intermediate markets, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. Headquartered in Houston, Texas, and with an operating history of over 68 years, the Company has manufacturing facilities in the industrial corridor adjacent to the Houston Ship Channel, Port Neches and Baytown, Texas and operates a product terminal in Lake Charles, Louisiana. For more information, visit the Company’s website at http://www.tpcgrp.com.

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